UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2009
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377

(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
14400 North 87th Street
Scottsdale, Arizona 85260-3649
(Address of principal executive offices including zip code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
     On November 4, 2009, JDA Software Group, Inc., a Delaware corporation (“JDA”), Alpha Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of JDA (“Merger Sub”), and i2 Technologies, Inc., a Delaware corporation (“i2”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Sub will be merged with and into i2 (the “Merger”), with i2 continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of JDA. The Merger Agreement has been approved by the Boards of Directors of both JDA and i2.
     As provided in the Merger Agreement, JDA intends to raise approximately $275 million of senior unsecured notes through a best efforts financing between the signing date and December 18, 2009. If JDA raises sufficient funds and satisfies other conditions in the definitive merger agreement by December 18, 2009, each issued and outstanding share of i2 common stock will be converted into the right to receive approximately $12.70 in cash and 0.2562 of a share of JDA common stock with a combined value equal to $18.00 per share based on JDA’s closing stock price on November 4, 2009 (the “Intended Structure”).
     If JDA does not raise sufficient funds and meet the conditions necessary to complete the transaction under the Intended Structure, then the parties will complete financing under the Commitment Letter (discussed below) and proceed with the Alternative Structure (as defined below). Under the Alternative Structure, each issued and outstanding share of i2 common stock will be converted into the right to receive approximately $6.00 in cash and 0.5797 of a share of JDA common stock with a combined value of $18.00 per share based on JDA’s stock price on November 4, 2009 (the “Alternative Structure”).
     Under either the Intended Structure or the Alternative Structure, each issued and outstanding share of i2’s Series B Convertible Preferred Stock will be converted into the right to receive $1,100.00 per share in cash, and will receive all accrued and unpaid dividends. In addition, under either the Intended Structure or the Alternative Structure, each outstanding option to purchase i2 common stock would be canceled and converted into the right to receive the applicable merger consideration with respect to the number of shares of i2 common stock that would be issuable upon a net exercise of such option, and each outstanding restricted stock unit award would become fully vested (except that if the applicable award agreement provides that a lesser percentage becomes vested upon consummation of the Merger, such award would only become vested as to such lesser percentage) and would be canceled, and the holder of such award would be entitled to receive the applicable merger consideration for each share of i2 common stock into which the vested portion of the award would otherwise be convertible.
     Consummation of the transaction, which is expected to close in first quarter 2010, is subject to several closing conditions, including the approval and adoption of the merger agreement by i2’s stockholders, expiration or termination of the applicable Hart-Scott-Rodino waiting periods and regulatory and other customary conditions. If the transaction proceeds with the Alternative Structure, approval by JDA stockholders will also be required. In addition, under the Intended Structure, the JDA board of directors will consider adding one mutually agreeable i2 director to its board, and under the Alternative Structure the appointment is required.
     JDA will use cash from financing sources (senior unsecured notes in the Intended Structure or bank financing in the Alternative Structure, as appropriate), together with the companies’ combined cash balances at closing, to fund the cash obligations of the Merger Agreement, related transaction expenses, and to provide cash for the combined companies’ ongoing working capital and general corporate needs. The Merger Agreement requires that any such financing must be placed into escrow, and must result in a reduction in the shares of JDA common stock to be issued in the Merger to less than 20% of JDA’s common stock outstanding, so that approval by JDA’s stockholders would not be required in the Intended Structure under applicable NASDAQ rules.
     The Merger Agreement contains certain termination rights for both JDA and i2, and provides that (i) upon termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the board of i2 or in the event i2 elects to pursue an alternative acquisition proposal from a third party, i2 will owe JDA a cash termination fee of $15 million, (ii) upon the termination of the Merger Agreement because JDA does not obtain financing necessary to complete the Merger, JDA will owe i2 a cash termination fee of $30 million and (iii) upon the termination of the Merger Agreement due to JDA’s failure to obtain the required approvals of its stockholders, if necessary, JDA will owe i2 a cash termination fee of $7 million.
     The foregoing description of the Merger Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Voting Agreements
     Concurrently with the execution of the Merger Agreement, JDA and i2 entered into voting agreements (the “i2 Voting Agreements”) with the directors and certain executive officers of i2 and with the sole holder of the Series B Preferred Stock, pursuant to which such signatories have agreed to vote in favor of the Merger Agreement and against any other proposal or offer to acquire i2. The i2 Voting Agreements apply to all shares of i2 stock held by the signatories at the record date for the relevant i2 stockholder meeting. The i2 Voting Agreements restrict the transfer of shares by the signatories, except under certain limited conditions.
     Concurrently with the execution of the Merger Agreement, JDA and i2 entered into voting agreements (the “JDA Voting Agreements” and together with the i2 Voting Agreements, the “Voting Agreements”) with the directors and certain executive officers of JDA, pursuant to which such signatories have agreed to vote in favor of the issuance of the JDA common stock in connection with the Merger and an amendment to the JDA Certificate of Incorporation to increase the authorized common stock of JDA if a meeting of JDA stockholders is held to consider such proposals. The JDA Voting Agreements apply to all shares of JDA common stock held by the signatories at the record date for the relevant JDA stockholder meeting (if such a meeting is held). The JDA Voting Agreements restrict the transfer of shares by the signatories, except under certain limited conditions.
     The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of Voting Agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.
Debt Commitment Letter
     Concurrently with the execution and delivery of the Merger Agreement, (i) JDA received a commitment letter (“Commitment Letter”) from Wells Fargo Securities LLC and Wells Fargo Foothill LLC (together, “Wells Fargo”), pursuant to which, subject to the conditions set forth therein, Wells Fargo committed to provide JDA with up to $140 million of senior secured debt financing, of which $120 million shall constitute a term loan and up to $20 million shall constitute a revolving credit facility (the “Wells Fargo Facilities”). The funds to be received by JDA pursuant to the transactions contemplated by the Commitment Letter are to be deposited into escrow, and upon consummation of the Merger, would be used (together with JDA’s and i2’s cash on hand) to fund the obligations of JDA under the Alternative Structure, including the acquisition price, to pay transaction costs, and to provide working capital if the financing for the Intended Structure is not obtained. No amounts will be borrowed under the Commitment Letter under the Intended Structure.
     The foregoing description of the Commitment Letter is included to provide you with information regarding its terms, does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Commitment Letter, which is filed as Exhibit 10.4 hereto and is incorporated herein by reference.
Item 8.01 Other Events.
     On November 5, 2009, JDA and i2 issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.
IMPORTANT ADDITIONAL INFORMATION
This filing is being made in respect of the proposed transaction involving JDA and i2. In connection with the proposed transaction, JDA plans to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of JDA and i2 plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of JDA and i2. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by JDA and i2 through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC from JDA by directing a request to JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260, Attention: Investor Relations (telephone: (480) 308-3000) or going to JDA’s corporate website at www.jda.com, or from i2 by directing a request to i2 Technologies, Inc., One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations (telephone: (469) 357-1000) or going to i2’s corporate website at www.i2.com.
JDA, i2, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2009, and Annual Report on Form 10-K filed with the SEC on March 13, 2009. Information regarding i2’s directors and executive officers is set forth in i2’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2009, and Annual Report on Form 10-K filed with the SEC on March 12, 2009. Additional information regarding the interests of such potential participants will be included in the Joint Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated November 4, 2009, by and among JDA, Merger Sub and i2.*

10.1	Form of i2 Voting Agreement for R2 Top Hat, Ltd. dated November 4, 2009, by and among JDA, i2 and R2 Top Hat, Ltd.

10.2	Form of i2 Voting Agreement for directors and executive officers of i2, dated November 4, 2009, by and among JDA, i2 and directors and officers of i2.

10.3	Form of JDA Voting Agreement for directors and executive officers of JDA, dated November 4, 2009, by and among JDA, i2 and directors and officers of JDA.

10.4	Commitment Letter dated November 4, 2009, by and among JDA, Wells Fargo Securities LLC and Wells Fargo Foothill LLC.

99.1	Joint press release, dated November 5, 2009.

*	Certain schedules have been omitted and JDA agrees to furnish supplementally to the Commission a copy of any omitted schedules upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2009	JDA Software Group, Inc.
	By:	/s/ Hamish N. Brewer
Hamish N. Brewer
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated November 4, 2009, by and among JDA, Merger Sub and i2.*

10.1	Form of i2 Voting Agreement for R2 Top Hat, Ltd. dated November 4, 2009, by and among JDA, i2 and R2 Top Hat, Ltd.

10.2	Form of i2 Voting Agreement for directors and executive officers of i2, dated November 4, 2009, by and among JDA, i2 and directors and officers of i2.

10.3	Form of JDA Voting Agreement for directors and executive officers of JDA, dated November 4, 2009, by and among JDA, i2 and directors and officers of JDA.

10.4	Commitment Letter dated November 4, 2009, by and among JDA, Wells Fargo Securities LLC and Wells Fargo Foothill LLC.

99.1	Joint press release, dated November 5, 2009.

*	Certain schedules have been omitted and JDA agrees to furnish supplementally to the Commission a copy of any omitted schedules upon request.